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                                                                     EXHIBIT 11


               PHYSICIAN RELIANCE NETWORK, INC. AND SUBSIDIARIES

                    NET INCOME PER COMMON EQUIVALENT SHARES
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                 THREE MONTHS ENDED  THREE MONTHS ENDED
                                                                    MARCH 31,           MARCH 31,
                                                                        1997               1996
                                                                  ----------------   ----------------
Weighted average common shares outstanding                              49,704,805         42,514,522
Incremental shares related to assumed exercise of stock options            828,823            956,490
                                                                  ----------------   ----------------

Weighted average common and common equivalent shares-
primary and fully diluted                                               50,533,628         43,471,012
                                                                  ================   ================

Net income                                                        $          5,098   $          5,173
                                                                  ----------------   ----------------

Net income per share (primary and fully diluted)                  $           0.10   $           0.12
                                                                  ================   ================